SHARE PURCHASE AGREEMENT

         This Agreement is made as of the 29 day of December, 1993 between SEI Financial Management Corporation, a [Delaware] corporation ("SEI"), and Morgan Grenfell Investment Trust, a Delaware business trust that currently consists of eleven series (the "Trust").

         WHEREAS, the Trust wishes to sell and SEI wishes to purchase [10,000] shares of beneficial interest of one or more series of the Trust at a purchase price of [$10] per share (the "Shares"); and

         WHEREAS, SEI is purchasing the Shares for the purpose of providing the initial capitalization of the Trust;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, SEI is delivering to the Trust a check in the amount of $100,000 in full payment for the Shares.

         2. SEI agrees that it is purchasing the Shares for investment and has no present intention of redeeming or reselling the Shares.

         Executed as of the date first set forth above.

                                           SEI FINANCIAL MANAGEMENT CORPORATION


                                           Name:  /s/ T. M. Messina
                                                  -----------------------------
                                           Title:  Vice President
                                                  -----------------------------

                                           MORGAN GRENFELL INVESTMENT TRUST


                                           /s/ James E. Minnick
                                               --------------------------------
                                               James E. Minnick
                                               Chief Executive Officer